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                                                                     EXHIBIT 23



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-64805) and Form S-3 (33-96207), as amended, of our report dated January 20, 2000, (except with respect to certain information in Note H as to which the date is March 8, 2000 and Note N as to which the date is May 31, 2000) included in this Form 10-K/A for the fiscal year ended December 31, 1999. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1999, or performed any audit procedures subsequent to the date of our report.

                                       /s/ ARTHUR ANDERSEN LLP

                                       ARTHUR ANDERSEN LLP

Dallas, Texas
June 1, 2000